EXHIBIT 99.1
Regency Energy Partners LP Reports Full-Year 2005 Financial Results
DALLAS—(BUSINESS WIRE)—March 29, 2006—Regency Energy Partners LP, “Regency” or “the Partnership” (NASDAQ: RGNC), today announced its financial results for the year ended December 31, 2005.
For the year ended December 31, 2005, the Partnership reported a net loss of $11.2 million compared to net income of $21.5 million for the combined year ended December 31, 2004. Revenue for the year ended December 31, 2005 increased to $692.6 million compared to $480.2 million for the combined year ended December 31, 2004. For the year ended December 31, 2005, adjusted total segment margin increased to $83.3 million compared to $76.1 million for the combined year ended December 31, 2004. For the year ended December 31, 2005, the Partnership reported adjusted EBITDA of $48.2 million compared to $42.4 million for the combined year ended December 31, 2004.
Adjusted total segment margin, adjusted EBITDA, segment margin and adjusted segment margin are key measures of the partnership’s financial performance. Definitions for adjusted total segment margin, adjusted EBITDA and adjusted segment margin are included in the body of this press release. Schedules presenting Regency’s consolidated statements of operations, segment margin and operating information by segment, as well as schedules reconciling adjusted total segment margin, adjusted EBITDA and adjusted segment margin to the most directly comparable financial measures calculated and presented in accordance with Generally Accepted Accounting Principles are available on Regency’s web site at www.regencyenergy.com and as an attachment to this document.
“Regency finished 2005 as a privately held company and reported solid results for the year despite the significant ramp-up costs we incurred in preparation for our January 2006 initial public offering” said James W. Hunt, President and Chief Executive Officer of Regency. “In December, we completed the final phase of our Regency Intrastate Enhancement Project, and although there was only minimal contribution from the final phase of the project, the completion of the early phases of the project helped us to increase the amount of gas gathered and transported in 2005 to approximately 566 thousand MMBtu per day compared to 494 thousand MMBtu per day in 2004.”
REVIEW OF SEGMENT PERFORMANCE
Gas Gathering & Processing — The Gas Gathering & Processing segment includes the Partnership’s natural gas processing and treating plants, low pressure gathering pipelines, NGL pipeline and related NGL marketing activities. Segment margin for this segment was $56.2 million for the year ended December 31, 2005 compared to $67.6 million for the combined year ended December 31, 2004. Adjusted segment margin for this segment was $67.7 million for the year ended December 31, 2005 compared to $67.3 million for the combined year ended December 31, 2004.

Total inlet volumes for the Gas Gathering & Processing segment averaged 308 thousand MMBtu per day of natural gas, and processed NGLs averaged 14,312 barrels per day for the year ended December 31, 2005 compared to 304 thousand MMBtu per day of natural gas, and 14,588 barrels per day of processed NGLs for the combined year ended December 31, 2004.
Gas Transportation — The Gas Transportation segment includes the Partnership’s mid-to-high pressure natural gas pipelines. Segment margin for this segment was $15.7 million for the year ended December 31, 2005 compared to $8.8 million for the combined year ended December 31, 2004.
Total transport volumes for the Gas Transportation segment averaged 258 thousand MMBtu per day of natural gas for the year ended December 31, 2005 compared to 190 thousand MMBtu per day of natural gas for the combined year ended December 31, 2004.
EARNINGS CALL
Regency will hold its quarterly conference call to discuss fourth quarter results today at 3:00 p.m. Eastern Time (2:00 p.m. Central Time). The dial-in number for the call is 800-638-4817 in the United States or 617-614-3943 outside the United States, pass code 11026894. A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ web site at http://www.regencyenergy.com. The call will be available for replay for 7 days by dialing 888-286-8010 pass code 10839255. A replay and transcript of the broadcast will also be available on the Partnership’s web site.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of adjusted total segment margin, adjusted EBITDA and adjusted segment margin. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.
We define adjusted EBITDA as net income (loss) plus interest expense, net, depreciation and amortization expense, unrealized loss (gain) from risk management activities, non-cash put option expirations and loss on debt refinancing.
Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
Our adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted EBITDA in the same manner.
We define adjusted total segment margin as total operating revenues less the cost of purchases of natural gas and natural gas liquids plus unrealized losses (gains) from risk management activities and non-cash put option expirations.
We define adjusted segment margin as segment operating revenues less segment cost of purchases of natural gas and natural gas liquids plus unrealized losses (gains) from risk management activities and non-cash put option expirations. Our adjusted total segment margin equals the sum of our Gas Gathering and Processing adjusted segment margin and Gas Transportation segment margin. Adjusted segment margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product purchases and sales, a key component of our operations.
Our segment margin measures may not be comparable to similarly titled measures of other companies because other entities may not calculate segment margin amounts in the same manner.
Regency Energy Partners LP (NASDAQ: RGNC) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and transports and markets natural gas liquids. For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.
This press release may contain forward-looking statements as defined under the federal securities laws regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the

Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited and is subject to change.

Consolidated Statements of Operations

			Regency LLC
	Regency Gas Services LLC		Predecessor	Combined (a)
		Period from
		Acquisition
		Date	Period from
		(December 1,	January 1,
	Year Ended	2004) to	2004 to	Year Ended
	December 31,	December 31,	November 30,	December 31,
($ in thousands)	2005	2004	2004	2004

REVENUE
Gas sales	$495,987	$32,616	$279,582	$312,198
NGL sales	179,305	11,890	123,827	135,717
Gathering, transportation and other fees	25,921	1,943	19,016	20,959
Unrealized/realized gain/(loss) from risk management activities	(22,243)	322	—	322
Other	13,633	1,070	9,896	10,966

Total revenue	692,603	47,841	432,321	480,162

EXPENSE
Cost of gas and liquids	611,137	39,979	352,508	392,487
Other cost of sales	9,614	1,007	10,254	11,261
Operating expenses	21,812	1,819	17,786	19,605
General and administrative	14,412	638	6,571	7,209
Transaction expenses	—	—	7,003	7,003
Depreciation and amortization	22,010	1,613	10,129	11,742

Total operating expense	678,985	45,056	404,251	449,307

OPERATING INCOME	13,618	2,785	28,070	30,855

OTHER INCOME AND DEDUCTIONS
Interest expense, net	(17,432)	(1,335)	(5,097)	(6,432)
Loss on debt refinancing	(8,480)	—	(3,022)	(3,022)
Other income and deductions, net	338	14	186	200

Total other income and deductions	(25,574)	(1,321)	(7,933)	(9,254)

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(11,956)	1,464	20,137	21,601

DISCONTINUED OPERATIONS

Income (loss) from operations of Regency Gas Treating LP (including gain on disposal of $626 in 2005)	732	—	(121)	(121)

NET (LOSS) INCOME	$(11,224)	$1,464	$20,016	$21,480

a)	We combined the results of operations for the period from January 1, 2004 through November 30, 2004 of the Regency LLC Predecessor with those of the Predecessor for the period from the acquisition date (December 1, 2004) through December 31, 2004 to provide a full year of results For a more meaningful comparison with the year ended December 31, 2005.

Segment Financial and Operating Data

	Year Ended December 31,
($ in thousands)	2005	2004(a)

Gathering and Processing Segment
Financial Data:
Segment Margin (b)	$56,179	$67,594
Operating Data:
Throughput (thousand MMBtu/d)	308	304
NGL gross production (BBls/d)	14,312	14,588

Transportation Segment
Financial Data:
Segment Margin	$15,672	$8,820
Operating Data:
Throughput (thousand MMBtu/d)	258	190

a)	We combined the results of operations for the period from January 1, 2004 through November 30, 2004 of the Regency LLC Predecessor with those of the Predecessor for the period from the acquisition date (December 1, 2004) through December 31, 2004 to provide a full year of results for a more meaningful comparison with the year ended December 31, 2005.

b)	2005 revenues include net realized and unrealized loss from risk management activities of $12.7 million and $9.5 million, respectively. 2004 revenues include unrealized gain from risk management activities of $0.3 million.

Reconciliation of Non-GAAP measures to GAAP measures
Non-GAAP Adjusted EBITDA to Net Income (loss)

	Year Ended December 31,
($ in thousands)	2005	2004(a)

Net income (loss)	($11,224)	$21,480
Interest expense, net	17,432	6,432
Depreciation and amortization	22,010	11,742

EBITDA (b)	$28,218	$39,654
Unrealized loss (gain) from risk management activities	9,530	(322)
Non-cash put option expiration	1,956	—
Loss on debt refinancing	8,480	3,022

Adjusted EBITDA	$48,184	$42,354
Non-GAAP Adjusted Total Segment Margin to Net Income (loss)

	Year Ended December 31,
($ in thousands)	2005	2004(a)

Net income (loss)	($11,224)	$21,480
Add:
Operating expenses	21,812	19,605
General and administrative	14,412	7,209
Transaction expenses	—	7,003
Depreciation and amortization	22,010	11,742
Interest expense, net	17,432	6,432
Loss on debt refinancing	8,480	3,022
Other income and deductions, net	(338)	(200)
Discontinued operations	(732)	121

Total Segment Margin	$71,852	$76,414
Unrealized loss (gain) from risk management activities	9,530	(322)
Non-cash put option expiration	1,956	—

Adjusted Total Segment Margin	$83,338	$76,092

a)	We combined the results of operations for the period from January 1, 2004 through November 30, 2004 of the Regency LLC Predecessor with those of the Predecessor for the period from the acquisition date (December 1, 2004) through December 31, 2004 to provide a full year of results for a more meaningful comparison with the year ended December 31, 2005.

b)	Earnings before interest, taxes, depreciation and amortization.

Reconciliation of Non-GAAP measures to GAAP measures — continued
Gas Gathering and Processing Segment: Non-GAAP Adjusted Segment Margin to Segment Margin

	Year Ended December 31,
($ in thousands)	2005	2004(a)

Segment margin	$56,179	$67,594
Unrealized loss (gain) from risk management activities	9,530	(322)
Non-cash put option expiration	1,956	—

Adjusted Segment Margin	$67,665	$67,272

a)	We combined the results of operations for the period from January 1, 2004 through November 30, 2004 of the Regency LLC Predecessor with those of the Predecessor for the period from the acquisition date (December 1, 2004) through December 31, 2004 to provide a full year of results for a more meaningful comparison with the year ended December 31, 2005.